                                                                    EXHIBIT 11


                        THE PROGRESSIVE CORPORATION AND
                          SUBSIDIARIES COMPUTATION OF
                              EARNINGS PER SHARE
                     (millions - except per share amounts)
                                  (unaudited)





                                            Three Months                           Nine Months
                                  --------------------------------       -------------------------------
 Periods Ended September 30,          1995               1994                 1995             1994
                                  --------------------------------       -------------------------------
                                            Per                Per                  Per              Per
                                  Amount  Share   Amount     Share       Amount   Share   Amount   Share
                                  --------------------------------       -------------------------------
 PRIMARY:
 Net income                       $62.5           $64.8                  $184.1           $173.4
 Less:  Preferred stock            (2.1)           (2.1)                   (6.3)            (6.5)
    dividends                     ----------------------                 ------------------------
 Income available to common
    shareholders                  $60.4    $.81   $62.7       $.85       $177.8   $2.40   $166.9   $2.25
                                  ================================       ===============================
 Average shares outstanding        72.0            71.3                    71.8             71.7
 Net effect of dilutive stock
     options                        2.3             2.6                     2.3              2.4
                                  ----------------------                 ------------------------
          Total                    74.3            73.9                    74.1             74.1
                                  ======================                 ========================
 FULLY DILUTED:
 Net income                       $62.5           $64.8                  $184.1           $173.4
 Less: Preferred stock
    dividends                      (2.1)           (2.1)                   (6.3)            (6.5)
 Income available to common       ----------------------                 ------------------------
    shareholders                  $60.4    $.81   $62.7       $.85       $177.8   $2.39   $166.9   $2.25
                                  ================================       ===============================
 Average shares outstanding        72.0            71.3                    71.8             71.7
 Net effect of dilutive stock
    options                         2.4             2.6                     2.6              2.5
                                  ----------------------                 ------------------------
          Total                    74.4            73.9                    74.4             74.2
                                  ======================                 ========================